Prudential Financial InterNotes®, Due One Year or More from Date of Issue

Filed under Rule 424(b)(3), Registration Statement(s) No. 333-104444, 333-104444-01, 333-104444-02, 333-123240, 333-123240-01 and 333-123240-02

Pricing Supplement Number 80 Dated 07/11/2005

(to Prospectus dated March 21, 2005 and Prospectus Supplement dated April 29, 2005)

Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating
74432AJH4	$312,000.00	100.00%	0.625%	$310,050.00	FIXED	4.000%	SEMI- ANNUAL	1/15/2008	1/15/2006	$20.11	YES	Senior Unsecured Notes	A3	A-

Redemption Information: Non-Callable.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Financial Services Inc., Wachovia Securities, LLC

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating
74432AJJ0	$149,000.00	100.00%	1.000%	$147,510.00	FIXED	4.250%	SEMI- ANNUAL	7/15/2010	1/15/2006	$21.37	YES	Senior Unsecured Notes	A3	A-

Redemption Information: Non-Callable.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Financial Services Inc., Wachovia Securities, LLC

Prudential Financial, Inc. 751 Broad Street Newark NJ 07102	Trade Date: Monday, July 11, 2005 @12:00 PM ET Settlement Date: Thursday, July 14, 2005 Minimum Denomination/Increments: $1,000.00/$1,000.00

Prudential Financial, Inc.

$2,000,000,000.00 Prudential Financial Retail Medium-Term

Notes, including Prudential Financial InterNotes®

Prospectus dated March 21, 2005 and the Prospectus Supplement dated April 29, 2005

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC number: 0116 via Refco

Securities, LLC

If the maturity date or an interest

payment date for any note is not a

Business Day (as defined in the

Prospectus), principal, premium, if

any, and interest for that note is paid

on the next Business Day, and no

interest will accrue from, and after,

the maturity date or interest payment

date.

The Prudential Financial, Inc.

InterNotes will be represented by a

master global note in fully registered

form, without coupons. The master

global note will be deposited with, or

on behalf of, DTC and registered in

the name of a nominee of DTC, as

depository, or another depository as

may be named in a subsequent

pricing supplement.

InterNotes® is a registered trademark of Incapital Holdings LLC. All rights reserved